EXECUTION VERSION

SERVICES AGREEMENT

dated as of

July 27, 2018

between

NALPROPION PHARMACEUTICALS, INC.

and

PERNIX THERAPEUTICS, LLC

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TABLE OF CONTENTS

PAGE

ARTICLE 1 Definitions1

Section 1.01 .  Definitions1

Section 1.02 .  Other Definitional and Interpretive Provisions7

ARTICLE 2 Services8

Section 2.01 .  Services8

Section 2.02 .  Third Party Providers10

Section 2.03 .  General Standard of Service11

Section 2.04 .  Compliance with Applicable Legal Requirements11

Section 2.05 .  Business Plan and Budget11

Section 2.06 .  Company Approval11

Section 2.07 .  Reports11

Section 2.08 .  Force Majeure12

Section 2.09 .  Limitations13

Section 2.10 .  Cooperation; Further Actions14

Section 2.11 .  Systems Access14

Section 2.12 .  Policies and Procedures15

Section 2.13 .  Outstanding Accounts Receivable15

ARTICLE 3 Distribution16

Section 3.01 .  Appointment as Exclusive Distributor16

Section 3.02 .  Supply of Product17

Section 3.03 .  Intellectual Property Matters20

Section 3.04 .  Regulatory Matters23

Section 3.05 .  Cross-Territory Sales25

ARTICLE 4 Fees; Payments25

Section 4.01 .  Fees for Services25

Section 4.02 .  Invoicing and Payments.26

ARTICLE 5 Other Agreements29

Section 5.01 .  Confidentiality29

Section 5.02 .  Safeguards29

Section 5.03 .  Noncompetition29

ARTICLE 6 Indemnification; Limitation of Liability30

Section 6.01 .  Indemnification30

Section 6.02 .  Warranties31

Section 6.03 .  Procedures32

Section 6.04 .  Limitation of Liability: Exclusion of Damages34

Section 6.05 .  Insurance34

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ARTICLE 7 Term; Termination of Services34

Section 7.01 .  Term34

Section 7.02 .  Termination35

Section 7.03 .  Effect of Termination37

ARTICLE 8 Miscellaneous38

Section 8.01 .  Notices38

Section 8.02 .  Amendments; Waivers39

Section 8.03 .  Expenses39

Section 8.04 .  Independent Contractor Status39

Section 8.05 .  Successors and Assigns39

Section 8.06 .  Governing Law39

Section 8.07 .  Mediation38

Section 8.08 .  Jurisdiction38

Section 8.09 .  Waiver of Jury Trial39

Section 8.10 .  Counterparts; Third Party Beneficiaries39

Section 8.11 .  Entire Agreement39

Section 8.12 .  Severability39

Section 8.13 .  Specific Performance40

Section 8.14 .  Set off and Recoupment40

Section 8.15 .  No Commingling40

Schedule I Company Trademarks

Schedule IIServices

Schedule IIIBoard Approvals

Schedule IVFunds Flow

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SERVICES AGREEMENT

SERVICES AGREEMENT (this “Agreement”) dated as of July 27, 2018 between Nalpropion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Pernix Therapeutics, LLC, a Louisiana limited liability company (“Pernix”).  The Company and Pernix are sometimes individually referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties.”

W I T N E S S E T H :

WHEREAS, the Company desires to appoint Pernix to perform the Services (as defined below), and Pernix desires to perform the Services, in each case in accordance with the terms and conditions contained in this Agreement.

WHEREAS, the Company is entering into this Agreement in reliance upon the unique skills, experience and expertise of Pernix and its senior managers in the pharmaceutical industry and in the expectation that Pernix’s current officers and senior managers will be available to perform the Services in their respective roles as the initial executive officers of the Company.

WHEREAS, each of the foregoing is a material inducement to the Company in entering into this Agreement with Pernix.

NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.  Definitions.

(b)The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, at the time during the period for which the determination of affiliation is being made.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.  For the purposes of this Agreement, in no event shall (i) the Company or any of its Subsidiaries be deemed to be an Affiliate of Pernix, the Pernix Parent or any of their respective Subsidiaries or (ii) Pernix, the Pernix Parent or any of their respective Subsidiaries be deemed to be an Affiliate of the Company or any of its Subsidiaries.  Notwithstanding anything herein to the contrary, for the purposes of this Agreement and solely as between the Parties hereto, any Company Officer, including John A. Sedor, Kenneth R. Piña and Angus W. Smith, shall be deemed to be an Affiliate of Pernix and a Pernix Employee and not an Affiliate of

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the Company or a Company Employee, regardless of whether such Person is also an officer, director, employee or consultant of the Company or any of its Subsidiaries.

“Allocated Compensation” means, with respect to any Corporate Service, the portion of the aggregate compensation (including base salary, wages, commissions, incentive compensation, retirement benefits and employee or welfare benefits) attributable to a Pernix Employee involved in providing such Corporate Service in accordance with the internal budgeting practices of Pernix or its Subsidiaries to the extent consistent with GAAP (other than, in all cases, equity or equity-based compensation), to the extent related to the provision of such Corporate Service to the Company, allocated based on the actual time spent by such Pernix Employee in performing such Corporate Services as evidenced by the contemporaneous written time sheets completed in good faith by such Pernix Employees and maintained by Pernix (subject to Section 2.01(a) and (b) in the case of Company Officers to which the Parties have agreed on a deemed allocation of time dedicated to Corporate Services).

“Allocated Costs” means, with respect to any Corporate Service, without duplication, the (i) Allocated Compensation and (ii) Allocated Overhead.

“Allocated Overhead” means, with respect to any Corporate Service, the portion of the aggregate overhead expenses (including costs associated with office space, connectivity, licenses, setup, utilities and maintenance) attributable to any Pernix Employee involved in providing such Corporate Service in accordance with the internal budgeting practices of Pernix or its Subsidiaries, to the extent related to the provision of such Corporate Service to the Company, allocated based on the actual time spent by such Pernix Employee in performing such Corporate Services as evidenced by the contemporaneous written time sheets completed in good faith by such Pernix Employees and maintained by Pernix (subject to Section 2.01(a) and (b) in the case of Company Officers to which the Parties have agreed on a deemed allocation of time dedicated to Corporate Services), but in all cases shall exclude any overhead expenses related to under-utilized capacity.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Capital Stock” has the meaning set forth in the Stockholders Agreement.

“Change in Control” has the meaning set forth in the Stockholders Agreement.

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“Company Board” means the board of directors of the Company.

“Company Employee” means any employee of the Company or one of its Subsidiaries.

“Company Intellectual Property” means any and all Intellectual Property Rights owned or controlled by the Company or any of its Subsidiaries, including, if any, the Pernix Product IP.

“Company Patents” means all Patents included in the Company Intellectual Property.

“Company Trademarks” means the Trademarks included in the Company Intellectual Property and set forth on Schedule I.

“Credit Agreement” has the meaning set forth in the Stockholders Agreement.

“FDA” means the U.S. Food and Drug Administration or its successor.

“GAAP” means U.S. generally acceptable accounting practices, applied on a consistent basis by the applicable Party.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Intellectual Property Rights” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the Territory and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application (“Patents”), (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the Territory and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith (“Trademarks”), (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the Territory and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or

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not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Logistics Provider” means the third party logistics provider engaged by Pernix from time to time to provide distribution and cash-to-order services for the Product and other products.

“Net Sales” means, with respect to any period of time after the date hereof, the gross amounts invoiced for sales of the Product during such period, by, in the case of Net Sales in the Territory, Pernix, its Affiliates and/or its sublicensees to third parties not Affiliated to Pernix for use in the Territory and, in the case of Net Sales outside the Territory, the Company and its Affiliates to third parties not Affiliated to the Company for use outside of the Territory, minus any (i) trade, cash or quantity discounts or commercial rebates; (ii) redemption costs related to patient discount, loyalty and co-pay assistance programs; (iii) fees to wholesalers, retailers or distributors for inventory management programs or pursuant to distribution agreements; (iv) discounts, rebates, chargebacks and other price concessions, along with associated administrative fees, paid under managed care contracts; (v) deductions with respect to returns, recalls and rejections; (vi) price reductions or rebates imposed by Governmental Authorities; (vii) chargebacks granted to drug wholesalers or their customers in cases where there are not direct shipments to such customers; and (viii) sales, transfer, goods, services, value-added, gross receipt or similar taxes, duties, fees, charges or assessments (including any such taxes required to be withheld excluding in all cases taxes on income) (the “Taxes”) levied on, imposed or measured by the invoiced amount for the Product, as adjusted for rebates and refunds, to the extent not paid by a third party (the items in clauses (i) through (viii), the “Net Sales Deductions”).  For the avoidance of doubt, Net Sales Deductions shall be accrued in accordance with GAAP, as an estimate in the month in which the related Products are sold with reconciliations for actual deductions and credits performed on a quarterly basis until all such amounts have been finally reconciled, regardless of the number of quarters such final reconciliation requires.

“Net Sales Deductions” has the meaning set forth in the definition of Net Sales.

“Orange Book” means the FDA publication entitled “Approved Drug Products with Therapeutic Equivalence Evaluations” or any replacement thereof established or approved by the FDA.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“Pernix Employee” means any employee of Pernix or one of its Subsidiaries.

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“Pernix Parent” means Pernix Therapeutics Holdings, Inc., a Maryland corporation or such successor Person with the power to direct the management and policies of Pernix, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Pernix Product Arrangements” means any and all rights and benefits relating to the commercialization of the Product under any agreement, understanding or arrangement to which Pernix, its Affiliate or its sublicensees is a party.

“Pernix Promote” has the meaning set forth in the Stockholders Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Product” means (i) the Company’s proprietary fixed dose formulation of bupropion hydrochloride and naltrexone hydrochloride, each in a sustained release formulation, also known as Contrave® or Mysimba™; provided that this shall be limited to the brand version of this product sold under the Company Trademark “Contrave” and approved under New Drug Application No. 200063, until such time that the Company Board approves the launch of generic version of this product in accordance with Schedule III, in which case such generic version shall also be deemed to be the Product hereunder and (ii) subject to Company Board approval as set forth in Schedule III, any future Company product with a fixed dose formulation of bupropion hydrochloride and naltrexone hydrochloride.

“Pro Rata Share” means, with respect to any period of time, a percentage, determined by dividing the ex-factory sales volume of Product distributed by Pernix for use in the Territory during such period of time by the ex-factory sales volume of all products distributed by Pernix for use in the Territory (including the Product, but excluding any Zohydro ER to the extent the amounts relating to the warehousing and distribution of such Zohydro ER has been excluded from the calculation in Section 4.01(b)(ii)) during such period of time.

“Regulatory Approvals” means all approvals and authorizations necessary for the development, distribution, importation, manufacture, production, use, storage, packaging, bottling, transport, reimbursement, clinical testing, marketing, offer for sale, sale or other commercialization of the Product for one or more indications in a country or regulatory jurisdiction, and satisfaction of all applicable regulatory and notification requirements.

“Regulatory Materials” means all regulatory applications, submissions, notifications, registrations, and other filings made to or with a Governmental Authority in connection with the development, distribution, importation, manufacture, production, use, storage, packaging, bottling, transport, reimbursement, clinical testing, marketing, offer for sale, sale or other commercialization of the Product.

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“Stockholders Agreement” means the Amended and Restated Stockholders Agreement among the Company, Highbridge Capital Management, LLC, Pernix Ireland Pain Designated Activity Company and Whitebox Advisors, LLC, dated as of the date hereof, as hereafter amended from time to time.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.  For the purposes of this Agreement, in no event shall the Company be deemed to be a Subsidiary of Pernix, Pernix Parent or any of their respective Subsidiaries.

“Taxes” has the meaning set forth in the definition of Net Sales.

“Territory” means the United States of America (including its territories and possessions).

“Trademarks” has the meaning set forth in the definition of Intellectual Property Rights.

“Trigger Event” has the meaning set forth in the Stockholders Agreement.

(c)Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
At Will Termination Notice	7.02(b)(i)
At Will Termination Right	7.02(b)(i)
Business	5.03(a)(i)
Business Plan and Budget	2.05
Company	Preamble
Company CEO	2.01(a)(i)
Company Indemnitees	6.01(b)
Company Officers	2.01(a)(i)
Company Third Party Provider	2.11
Confidential Information	5.01
Corporate Services	2.01(a)
Corporate Services Fee Cap	4.01(a)(iii)
Corporate Services Fees	4.01(a)(i)
Corporate Services Taxes	4.01(a)(ii)
Damages	6.01(a)
Departed Key Men	7.02(b)(ii)
Dispute	8.07
Distribution Service	3.01(a)
Expenses	4.01(b)

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Fees	4.01(a)(ii)
Force Majeure Event	2.08
Indemnified Party	6.03(a)
Indemnifying Party	6.03(a)
Initial Term	7.01
Key Man Termination Right	7.02(b)(ii)
Management Fee	4.01(a)(iii)
Mediation Request	8.07
Monthly Company Payment	4.02(c)
Monthly Company Statement	4.02(c)
Monthly Deduction Reimbursements	4.02(a)
Monthly ex-U.S. Net Sales	4.02(b)
Monthly ex-U.S. Net Sales Payment	4.02(b)
Monthly U.S. Net Sales	4.02(a)
Monthly U.S. Net Sales Payment	4.02(a)
Non-Renewal Notice	7.01
Non-Renewal Right	7.01
Order Forecast	3.02(c)
Parties	Preamble
Party	Preamble
Pernix	Preamble
Pernix Indemnitees	6.01(a)
Pernix Party	2.02
Pernix Product IP	3.03(a)(i)
Pernix Third Party Provider	2.02
Prosecution Activities	3.03(a)(vi)
Purchase Order	3.02(d)
Replacement Key Men	7.02(b)(ii)
Representatives	5.01
Services	2.01(b)
Subsequent Term	7.01
Term	7.01
Terminating Party	7.02(a)
Territory Infringement	3.03(c)
Third Party Claim	6.03(a)
Third Party Manufacturer	3.02(g)(ii)
Third Party Manufacturing Agreement	3.02(g)(ii)
Transfer Price	3.02(e)

Section 1.02.   Other Definitional and Interpretive Provisions.   The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in

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the construction or interpretation hereof.  References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified.  All Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to one gender include all genders.  References to “$” or “Dollars” shall mean United States Dollars.  The term “or” is not exclusive.

ARTICLE 2

SERVICES

Section 2.01.  Services.

(a)During the Term, and subject to the terms and conditions set forth herein, Pernix shall perform and be responsible for the provision of services (the “Corporate Services”) necessary for the management and operations of the Company as set forth in the Business Plan and Budget (as defined in Section 2.05 below), as well as all of the following:

(i)Pernix shall provide Pernix Employees to serve as officers of the Company (such Pernix Employees in such capacity, the “Company Officers”), and, as of the date hereof, Pernix has provided John A. Sedor to serve as Chief Executive Officer of the Company (the “Company CEO”) and Kenneth R. Piña to serve as Executive Vice President of the Company, including overseeing the Company’s legal function and Angus W. Smith to serve as Executive Vice President of the Company, including overseeing the Company’s financial operations.  The Company Officers will provide, as part of the Corporate Services, oversight and management of the operations of the Company.  Consistent with Pernix’s responsibilities hereunder for the provision of the Corporate Services, Company Officers each shall have the roles, responsibilities and authorities as set forth in the foregoing and by the Company Board from time to time and in accordance with Delaware corporate law; provided that, for the avoidance of doubt, as between Pernix and the Company, any actions or inactions of such Company Officers in

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their capacity as officers of the Company shall be imputed to Pernix as Pernix Employees performing Services and thereby Pernix’s responsibility to the extent set forth in Section 2.03 and subject to Sections 6.01 and 6.04; provided, that notwithstanding the foregoing, for the avoidance of doubt, each Company Officer in his capacity as an officer of the Company shall be entitled to (A) the benefit of any indemnification, exculpation and expense reimbursement provisions applicable to officers of the Company to the extent set forth in any organizational document of the Company, and (B) coverage under any director and officer liability insurance policy to the extent the Company has obtained such policies for its officers.  It is agreed by the Parties that John A. Sedor, Kenneth R. Piña and Angus W. Smith shall be deemed, for all purposes under this Agreement including calculation of the Fees, to allocate 30% of the time of their employment with Pernix to the performance of the Corporate Services hereunder; provided that from time to time the Company Board may request for supporting documents on the amount of time actually spent by each such person on the Services and, to the extent materially more or less than 30%, the Parties shall discuss in good faith equitable adjustments to such percentage.

(ii) Pernix shall also provide, or cause one or more of its Affiliates to provide, to the Company, and the Company shall receive, specific services set forth in Schedule II to be provided directly by Pernix (or a Pernix Third Party Provider as set forth in Section 2.02), unless otherwise expressly approved by the Company Board.

(iii)Pernix shall provide such additional services as “Corporate Services” as expressly provided herein, including under Sections 2.05, 2.07, 2.09(b), 2.11, 3.03, 3.04 and 6.05.

(iv)Subject to Schedule III, Pernix shall oversee and advise on the engagement of third party service providers by the Company as necessary and appropriate for the management and operations of the Company, it being understood that any such third party providers shall not be deemed to be Pernix Third Party Providers, and that the fees, costs and expenses of such third party providers shall be paid directly by the Company to such providers and shall not be deemed to be Expenses hereunder.

(v)If, from time to time, the Company Board or, if the Fees for the requested service do not exceed $100,000 per year, the Company CEO, requests that Pernix perform specific services that go beyond the services set forth in this Section 2.01(a) and Pernix so agrees, upon mutual written agreement of the Parties (including mutual written agreement as to any change to the Corporate Services Fee Cap (as defined below) provided that, for the avoidance of doubt, only the Company Board, and not the Company CEO, may approve on the Company's behalf a change in the Corporate Services Fee Cap), Pernix shall provide such additional service as agreed to between the Company Board and Pernix, including,

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but not limited to those set forth in the Business Plan and Budget, and such additional service shall be a Corporate Service hereunder for all purposes.

(b) It is understood that Pernix shall not have any obligation to provide, and the Company shall not have any obligation to accept, any services hereunder other than the Corporate Services set forth in Section 2.01(a) unless mutually agreed between the Parties in writing; and the Distribution Service (as defined below) (the Corporate Services and the Distribution Service collectively, the “Services”).  For the avoidance of doubt, the Parties acknowledge that all services and functions which are not specifically set forth on Schedule II hereof or the Business Plan and Budget or otherwise delegated to Pernix as Services to be performed by Pernix, including, as of the date hereof, all matters relating to the advertising, promotion and marketing of products of the Company, shall remain the responsibility of the Company, subject in all cases to the overall supervision and management of the Company Officers (in such capacity) as part of the Corporate Services.

(c) In order to facilitate performance of the Corporate Services by Pernix, at Pernix’s request and with the approval of the Company Board in each instance, the Company may in the future appoint, upon the request and consent of Pernix, other Pernix Employees as successors to, or replacements for Company Officers as of the date hereof, and all such persons shall be deemed to provide Services hereunder as Company Officers with the amount of their time deemed allocated to the Services to be mutually agreed by the Parties; provided that (i) Pernix shall remain responsible for ensuring that its obligations with respect to such Services, including the general standard of service described below under Section 2.03, are satisfied with respect to all Services provided by Company Officers and (ii) for the avoidance of doubt, nothing in this Section 2.01(c) shall require Pernix to seek the Company Board’s consent to allocate Pernix Employees to perform Services (other than the Service to act as a Company Officer) in accordance with the terms and conditions and limitations of this Agreement.  Notwithstanding anything herein to the contrary, during the Term, Company Officers may be removed from their respective positions only for cause by the Company Board and in the event of such removal or the resignation, death or incapacity of such named individuals, Pernix may designate replacement Company Officers reasonably acceptable to the Company Board.  Notwithstanding anything herein to the contrary, and for the avoidance of doubt, Company Officers shall serve as officers of the Company only during the Term and Pernix shall cause each Company Officer to resign from all positions held with the Company and any of its Subsidiaries upon the request of the Company Board, and each Company Officer may be removed from such positions by the Company Board without cause and in its sole discretion, on and after expiration or any termination of this Agreement.

(d)  By entering into this Agreement, the Company does not delegate to Pernix any of the powers, duties and responsibilities required to be retained by the Company under Applicable Law (including ownership of all certificates and licenses issued by any Governmental Authority for operation of the Company and its business), if any.  The Company shall be the owner and holder of all Regulatory Approvals required for the operation of the Company and its business, including commercialization of the Product.

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(e) Notwithstanding anything to the contrary herein, Pernix shall not, and shall cause the Pernix Parties to not, take any of the actions that require the approval of the Company Board in the Company’s organizational documents, including the Stockholders’ Agreement, or by Applicable Law, without the prior written authorization of the Company Board.  Without limiting the foregoing, the actions set forth on Schedule III shall require approval of the Company Board.  Notwithstanding the provisions of this Section 2.01(e), Pernix shall be entitled, at its discretion, to decline to take any action relating to the operation of the Company without first receiving the express written approval of such action by the Company Board.  For the avoidance of doubt, when performing Services to implement any action approved by the Company Board, Pernix shall continue to have the same obligations hereunder with respect to such Services described below under Section 2.03.

Section 2.02.  Third Party Providers. In providing, or otherwise making available, the Services to the Company, Pernix may use Pernix Employees or employ the services of contractors, subcontractors, vendors or other third-party providers (each, a “Pernix Third Party Provider”); provided that Pernix shall remain responsible for ensuring that its obligations described below under Section 2.03 are satisfied with respect to all Services provided by any Pernix Third Party Provider engaged pursuant to this Section 2.02.  Each of Pernix, its Subsidiaries and any Pernix Employee (including any Company Officer) or Pernix Third Party Provider used by Pernix to provide the Services shall be referred to as a “Pernix Party.”

Section 2.03. General Standard of Service.  Pernix shall provide the Services (i) in accordance with the standards and practices for the performance of similar services by Pernix and its Affiliates in the conduct of their own business and (ii) in a manner consistent with Applicable Law.  Pernix shall not be responsible for any inability to provide a Service or any delay in doing so to the extent that such inability or delay is the result of the failure of the Company (excluding any Company Officer) to timely provide the information, access or other cooperation necessary for Pernix to provide such Service.  Pernix’s obligation to provide the Services in accordance with the standards set forth in this Section 2.03 shall be subject to Pernix’s right to supplement, modify, substitute or otherwise alter any of the Services from time to time provided or otherwise made available by a Pernix Party solely to the extent necessary to be generally consistent with supplements, modifications, substitutions or alterations made for similar services provided or otherwise made available by such Pernix Party to Pernix and its Affiliates for their own business or as required by Applicable Law.  Pernix shall promptly notify the Company Board of any material supplements, modifications, substitutions or alterations of the Services made pursuant to this Section 2.03.

Section 2.04. Compliance with Applicable Legal Requirements.  The Parties will comply, and will cause their Affiliates and their respective employees to comply, with all Applicable Law in the performance of this Agreement.

Section 2.05.  Business Plan and Budget.  During the first sixty (60) days of the term of this Agreement, the Company Officers shall oversee, as part of the Corporate

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Services, the preparation by the Company of a business plan and budget for the operation of the Company and the commercialization of the Product for the remainder of the 2018 calendar year and, starting from November of each year, such planned budget for the subsequent calendar year (each such business plan and budget, a “Business Plan and Budget”) to be presented to the Company Board for its approval by December 15th of each year.  Once the Business Plan and Budget has been approved by the Company Board, Pernix shall in good faith perform the Services as set forth herein and/or in the Business Plan and Budget to implement the Business Plan and Budget and shall consult with the Company Board concerning any material changes to the Business Plan and Budget.

Section 2.06.  Company Approval.  For the purposes of this Agreement, only the Company Board shall have the authority to act on the Company’s behalf with respect to the Company’s rights and obligations hereunder.  Notwithstanding the foregoing, the Company Board shall have the right to the extent permitted by Applicable Law, the governance documents of the Company and the Stockholders Agreement, to delegate by an expressed written resolution of the Company Board, all or a portion of its authority under this Section 2.06 to one or more officers of the Company (including Company Officers) or members of the Company Board.

Section 2.07. Reports.

(a)As part of the Corporate Services, a delegate of Pernix (which delegate shall be one or more of the following Pernix Employees unless otherwise approved by the Company Board: John A. Sedor, Kenneth R. Piña and Angus W. Smith) shall be available for (i) any duly called meeting of the Company Board (which may be held as often as deemed necessary by the Company Board) and (ii) non-meeting conference calls with the Company Board as and when requested by the Company Board (but no more than once per month for the first six (6) calendar months after the date hereof and then no more than once every three months thereafter) for the purpose of informing the Company Board of the performance of the Company and the Product against the Business Plan and Budget and any other matters relevant to the operation of the Company, including Pernix’s performance hereunder.  The Company Officers shall oversee the development, preparation and submission by the Company of written reports to the Company Board relative to financial or operational matters of a scope and detail as requested by the Board on a periodic basis (which may be as often as requested by the Company Board) as requested by the Company Board.

(b)The Company Officers shall oversee the development, preparation and submission by the Company of monthly, quarterly and annual reports to the Company Board and shareholders that contain customary financial information in respect of the Company that are required to be delivered under the Stockholders Agreement, the Credit Agreement and otherwise requested by the Company Board.  Notwithstanding anything within this Agreement to the contrary, all financial books and records of the Company shall remain the property of the Company and any disclosure in violation of this Agreement shall be cause for termination pursuant to Section 7.02(a)(i).

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Section 2.08.   Force Majeure.  Neither Party shall be liable to the other Party for any delays or any failure to perform under this Agreement to the extent caused by matters or events occurring that are beyond the reasonable control of such first Party (each, a “Force Majeure Event”), including strikes, lockouts or other labor difficulties, fires, floods, acts of God, extremes of weather, earthquakes, tornadoes or similar occurrences, riot, insurrection or other hostilities, embargo or fuel or energy shortage, personnel resignations, third party supply chain and production delays, or unfavorable changes in managed care and other third party contractual relationships (subject to Section 2.02 with respect to Pernix Parties).  Any delays in performance or failures to perform caused by such occurrences shall not be deemed to be a breach or failure to perform under this Agreement.  Each Party shall promptly notify the other Party upon learning of the occurrence of a Force Majeure Event that may lead to a delay in performance or failure to perform by such Party under this Agreement and (i) such first Party shall use its commercially reasonable efforts to mitigate and eliminate such Force Majeure Event in order to resume performance; provided that such first Party will have no obligations to incur any additional costs or liabilities to do so, and (ii) the other Party shall have no obligation hereunder with respect to the obligations that such first Party is unable to perform due to the Force Majeure Event.

Section 2.09.   Limitations.

(a)Pernix represents that is currently has and shall use reasonable best efforts to maintain during the Term the resources and capabilities to perform the Services as currently contemplated and set forth in Schedule II in accordance with this Agreement.  Subject to the foregoing, in providing the Services, subject to Pernix’s obligations to comply with the terms of this Agreement (including meeting the general standard of service described under Section 2.03), no Pernix Party shall be obligated to: (i) hire any additional employees, (ii) maintain the employment of any specific employee or (iii) purchase, lease or license any additional equipment, hardware, Intellectual Property Rights or software.  Notwithstanding the foregoing, should Pernix and/or the Company Board determine that additional employees or equipment, hardware, Intellectual Property Rights or software are needed to perform the Corporate Services, the Company Board and Pernix shall hold good faith discussions as the necessity and most efficient manner to provide them and what, if any, alteration to the Fees and Expenses would be appropriate under such circumstances.  A Pernix Party shall not be obligated to provide any Service that such Pernix Party’s independent auditor concludes will result in material deficiencies with such Pernix Party’s internal financial controls in connection with the keeping of its financial books and records or the preparation of its financial statements, unless such deficiencies can be avoided by a commercially reasonable change in the manner in which such Service is provided, in which case such Pernix Party shall perform such Service in such a manner as to avoid such deficiencies with no liability hereunder.

(b)All labor matters relating to Pernix Employees (including Pernix Employees in their capacities as Company Officers) shall be within the exclusive control of Pernix (or its applicable Affiliate), and the Company and its Subsidiaries shall not take any action

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affecting such matters (except as permitted under Section 2.01(c) with respect to the removal of Pernix Employees in their capacities as Company Officers).  Nothing in this Agreement is intended to transfer the employment of any Pernix Employee to the Company or any of its Subsidiaries (including Pernix Employees in their capacities as Company Officers).  All Pernix Employees (including Pernix Employees in their capacities as Company Officers) will be deemed for all compensation, employee benefits, tax and social security contribution purposes to be employees of Pernix (or its applicable Affiliate) and not employees of the Company or any of its Subsidiaries.  All Company Employees will be deemed for all compensation, employee benefits, tax and social security contribution purposes to be employees of the Company (or its applicable Subsidiary) and not employees of Pernix or any of its Affiliates; provided that, as part of the Corporate Services, Pernix shall be responsible for day to day management and administration of Company Employees, including, authority through the Company Officers to hire, terminate and set the compensation of Company Employees.  In providing the Corporate Services, the Pernix Employees (including Pernix Employees in their capacities as Company Officers) will be under the direction, control and supervision of Pernix or its Affiliate and not of the Company or any of its Subsidiaries (subject to the right of the Company Board to remove Pernix Employees in their capacities as Company Officers as permitted by Section 2.01(c)).  For the avoidance of doubt, Company Officers shall not be entitled to receive compensation directly from the Company (excluding, for the avoidance of doubt, the Fees) in respect to the Services except to the extent expressly approved by the Company Board and Pernix.

Section 2.10.  Cooperation; Further Actions.

(a)Each Party shall use its commercially reasonable efforts to cooperate with and assist the other Party in obtaining (i) any third-party consents or amendments or (ii) any licenses or sublicenses with respect to the Intellectual Property Rights, software or data, in each of clauses (i) and (ii) necessary for the performance of the Services by Pernix; provided that, neither Party shall be required to pay any money or other consideration (unless, in the case of Pernix, such money is fully reimbursed by the Company as Fees or Expenses), grant any other accommodation to any Person or initiate any litigation against any Person.  Notwithstanding anything herein to the contrary, to the extent that any such consent, amendment, license or sublicense is not obtained, (A) Pernix shall not be required to provide the applicable Service and (B) the Parties will cooperate in good faith to enter into arrangements that do not require such consent, amendment, license or sublicense and are reasonably acceptable to both Parties under which the Company would obtain the benefit and bear the burden of such Service to the same extent (or as nearly as practicable) as if such consent, amendment, license or sublicense were obtained.

(b)Pernix acknowledges and agrees that as part of the Corporate Services the Company Officers will oversee all Company Third Party Providers and Company Employees who will be reporting directly or indirectly to Company Officers who are Pernix Employees.  Notwithstanding anything herein to the contrary, the Company shall not be responsible for any inability or delay in the performance of any obligation hereunder to the extent that such inability or delay is the result of the failure of the Company Officers to

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timely and fully perform the foregoing Services in accordance with this Agreement necessary for the Company to perform such obligations hereunder.

Section 2.11.  Systems Access.  The Company Officers, as part of the Corporate Services, shall oversee the Company Employees and any contractors, subcontractors or vendors of, or third party providers of services to, the Company (each, a “Company Third Party Provider”) in): (i) not attempting to obtain access to, use or interfere with any information technology systems of Pernix or any of its Affiliates, or any data owned, used or processed by Pernix or any of its Affiliates, except to the extent granted by Pernix in connection with receipt by the Company of the Services, (ii) not permitting access to or the use of information technology systems of Pernix or any of its Affiliates by a third party other than as authorized by Pernix and (iii) not disabling, damaging or erasing or disrupting or impairing the normal operation of the information technology systems of Pernix or any of its Affiliates; provided that so long as the Company Officers meet their obligations in performing such Corporate Services in accordance with Section 2.03, nothing in this Section 2.11 shall eliminate the liability of the Company to Pernix to the extent set forth in Article 6 in the event that any of the Company Employees or any Company Third Party Providers take the actions set forth in the foregoing.  To the extent deemed necessary by Pernix, the Company shall use its commercially reasonable efforts to: (A) provide Pernix and each other Pernix Party with access to the Company’s information technology systems, as well as any data owned, used or processed by Pernix or any of its Affiliates, and (B) permit access to, or the use of, information technology systems of the Company by a third party as authorized by Pernix, except in either case to the extent so doing would violate Applicable Law or otherwise not comply with any obligation of the Company including its contractual obligations to third parties.

Section 2.12. Policies and Procedures.

(a)Each Party shall, and shall use its commercially reasonably efforts to cause its employees, officers, directors, advisors and representatives and any contractors to, comply with the internal policies, procedures, rules and regulations of the other Party (as may be updated from time to time in the ordinary course of business) that have been provided to such Party that are applicable to (i) the use of the other Party’s information technology systems, computers, networks, telephone systems, software, data, equipment or other facilities in connection with the provision of the Services or (ii) such Party’s  conduct while on the other Party’s premises or utilizing the other Party’s facilities in connection with the Services, in each case to the extent such policies, procedures, rules or regulations are generally applicable to such Party’s own organization.

(b)During any period in which Pernix is required to consolidate the results of the Company under U.S. generally accepted accounting practices or Applicable Law, the Company shall, and shall use its commercially reasonable efforts to cause the Company Employees and Company Third Party Providers to, comply, at Pernix’s expense, with and subject to any reasonable accommodations requested by the Company to protect its Confidential Information (including Intellectual Property Rights) the reasonable requests of Pernix Employees and Pernix Third Party Providers for information and

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assistance and the policies and procedures of Pernix that Pernix, in Pernix’s good faith reasonable judgment, determines that the Company should comply with to ensure that Pernix can satisfy its obligations under Applicable Law.

Section 2.13. Outstanding Accounts Receivable.

 As part of the Corporate Services, Pernix shall have the sole right to, and shall have the responsibility to, collect all accounts receivable of the Company on its behalf that are accrued and outstanding as of the date hereof; provided that (i) Pernix shall pay over to the Company all amounts collected on such accounts receivable within five (5) Business Days of Pernix’s receipt of any such accounts receivable, minus, any (A) accruals or reserves for returns, chargebacks or wholesaler fees to the extent related to such accounts receivables as determined by Pernix in its reasonable discretion which shall be timely paid when due by Pernix on the Company’s behalf and (B) other deductions or expenses that Pernix will be responsible for paying under this Agreement  to the extent such deductions or expenses are expressly permitted to be offset against amounts collected on such accounts receivable as set forth in the Business Plan and Budget or as otherwise expressly approved by the Company Board (or its delegee pursuant to Section 2.06), and (ii) Pernix may delegate the collection of such accounts receivable to a Pernix Third Party Provider as set forth in Section 2.02.  Within thirty (30) days after the end of each calendar month, Pernix shall deliver to the Company a schedule setting forth Pernix’s collections for the prior month and itemizing in detail any deductions made from such collections pursuant to this Section 2.13.  The Company’s right of audit set forth in Section 4.02(f) shall apply to Pernix’s collection activities under this Section 2.13.

ARTICLE 3

DISTRIBUTION

Section 3.01. Appointment as Exclusive Distributor

.

(a)Subject to the terms and conditions set forth herein, the Company hereby appoints Pernix as, and Pernix hereby accepts the appointment as, the exclusive distributor of the Product in the Territory during the Term, and the Company hereby grants to Pernix the exclusive rights to, and Pernix hereby accepts the exclusive responsibilities to, offer for sale, sell, import, warehouse, distribute, accept and fill orders for, invoice, collect cash and record sales of, and process returns for, the Product for use in the Territory, all in a manner consistent with the Product’s Regulatory Approval in the Territory, during the Term (the “Distribution Service”).  In furtherance of the foregoing, and subject to the terms and conditions set forth herein, the Company, on behalf of itself and its Subsidiaries, hereby grants to Pernix, during the Term, an  exclusive (even as to the Company and its Subsidiaries), royalty-free, fully paid-up, sublicensable (solely in accordance with Section 3.01(d)), non-transferable (except in accordance with Section 8.05) license under the Company Intellectual Property to use, sell, offer to sell, import, and distribute the Product for use in the Territory and to use the Company Trademarks in the Territory, all of the foregoing solely to the extent necessary for Pernix to perform the Distribution Service, in

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a manner consistent with Applicable Law (including the Product’s Regulatory Approval in the Territory) and this Agreement.

(b)The Company reserves the right to practice reasonable quality control with regard to the use of the Company Trademarks by Pernix and its sublicensees and Pernix shall, and shall cause its sublicensees to, adhere to such quality, appearance, distinctiveness and other standards with respect to the use of the Company Trademarks with respect to the Product as the Company may reasonably require from time to time.  Any use of the Company Trademarks by Pernix or its sublicensees inures to the benefit of the Company.

(c)The Company shall not, and shall ensure that its Affiliates do not, during the term of this Agreement, offer for sale, sell, import or distribute the Product for use in the Territory without the prior written consent of Pernix.

(d)Pernix shall have the right to grant sublicenses of any and all of its rights under this Agreement to Pernix Parent and any of Pernix Parent’s current Subsidiaries existing as of the date hereof and, with the prior approval of the Company Board in each instance, any third party in connection with the use, sale, offer for sale, importation, or distribution of the Product in the Territory or otherwise in connection with the Distribution Service.  Pernix shall remain responsible and liable to the Company for the performance of each of its sublicensees’ obligations under any sublicense granted under this Agreement.

(e)Except as expressly provided in this Agreement, as agreed to in writing by the Parties or (iii) solely to the extent necessary for Pernix to perform the Corporate Services, no license or other right, title or interest in or to any Intellectual Property Rights is granted to either Party under this Agreement, whether by implication, estoppel or otherwise.

Section 3.02. Supply of Product

.  The Company shall supply (or cause to be supplied) exclusively to Pernix for sale for use in the Territory in connection with the Distribution Services, and Pernix shall purchase exclusively from the Company, Pernix’s, its Affiliates’ and its sublicensees’ requirements of the Product for sale in the Territory in connection with the Distribution Services, in accordance with the following terms:

(f)General.  Product to be supplied to Pernix hereunder as part of the Distribution Service shall be sourced by the Company from one or more Third Party Manufacturers.  As part of the Corporate Services, Pernix shall be managing the Company’s Product supply chain with the Third Party Manufacturers.  Pernix shall manage the Company’s supply chain in the Territory in compliance with the Regulatory Approvals and Third Party Manufacturing Agreements consistent with the then current Business Plan and Budget, and the Company Officers shall oversee the Company Employees in their management of the Company’s supply chain outside the Territory.

(g)Existing Product Inventory.  Notwithstanding the foregoing, any Product inventory owned by the Company existing as of the date hereof and in its possession shall be provided to Pernix for use in connection with the Distribution Services and no Transfer

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Price (as defined in Section 3.02(d) below) shall be due on such Product; provided however that if the Company owes outstanding payment obligations to any Third Party Manufacturers in respect of such Product, Pernix shall pay such outstanding obligations; and provided further that Pernix shall pay to the Company any Monthly U.S. Net Sales Payment due on such Product.

(h)Forecasts. From time to time, Pernix shall prepare forecasts of its anticipated orders of the Product in connection with the Distribution Service (the “Order Forecast”) that correspond and are consistent with forecasts to be prepared by the Company (as overseen by the Company Officers) and submitted to Third Party Manufacturers in compliance with the applicable Third Party Manufacturing Agreements.

(i)Orders.  From time to time, Pernix shall order Products from the Company by submitting binding purchase orders (a “Purchase Order”) that correspond and are consistent with Product purchase obligations of the Company to Third Party Manufacturers in compliance with the applicable Third Party Manufacturing Agreements, including purchase orders to be prepared by the Company (as overseen by the Company Officers) to such Third Party Manufacturers under such applicable Third Party Manufacturing Agreements.

(j)Transfer Price.  The cost of each unit of the Product set forth in a Purchase Order shall be the Company’s actual per unit cost to purchase such unit from the applicable Third Party Manufacturer (which for the avoidance of doubt shall include manufacturing and supply costs of such Product including costs of active pharmaceutical ingredients and other raw materials excluding the costs of any active pharmaceutical ingredients and other raw materials owned by the Company as of the date hereof unless the Company owes outstanding payment obligations to any Third Party Manufacturers in respect of such active pharmaceutical ingredients and other raw materials which in all such cases Pernix shall pay such outstanding obligations as part of the cost of such unit of such Product) (the “Transfer Price”).  The total Transfer Price for the Products delivered to Pernix by a Third Party Manufacturer pursuant to this Section 3.02(d) shall be payable by Pernix to the Company no later than two (2) Business Days prior to the date that the Company is required to pay such Third Party Manufacturer for such Products.

(k)Delivery.  All Products ordered by Pernix pursuant to an accepted Purchase Order shall be shipped in accordance with the applicable Third Party Manufacturing Agreement and risk, and title to such Products shall pass to Pernix upon acceptance of delivery; provided, that Pernix shall only reject such Products on a basis and within a time period that would permit the Company to properly and timely reject such Products and return them to the Third Party Manufacturer in accordance with the terms of the applicable Third Party Manufacturing Agreement.

(l)Third Party Manufacturers.

(i)Notwithstanding anything to the contrary herein, Pernix acknowledges and agrees that:

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(A)all Product to be supplied to Pernix hereunder shall be sourced by the Company from one or more Third Party Manufacturers;  and,

(B) terms of supply of Product to Pernix from the Company shall be no more favorable to Pernix than the terms of supply of Product to the Company from the applicable Third Party Manufacturer; and,

(C)the Company’s obligations hereunder to supply Product to Pernix shall be limited in all cases to using reasonable best efforts to perform the Company’s obligations and enforce the Company’s rights under applicable Third Party Manufacturing Agreements; it being understood that Pernix has no duty to perform the Distribution Service to the extent the Company does not perform pursuant to this Section 3.02(d)(i)(A); and

(D)In the event the Company incurs obligations pursuant to Third Party Manufacturing Agreements approved by Pernix to purchase Product, Pernix shall have corresponding obligations to the Company to purchase such Product; and

(E)any liability of the Company to Pernix or remedy of Pernix (whether arising under contract, tort or otherwise) for failure to supply Product hereunder shall in no event exceed the contractual remedy, if any, that the Company may have against any applicable Third Party Manufacturer for such failure under the applicable Third Party Manufacturing Agreement; it being understood that Pernix has no duty to perform the Distribution Service to the extent the Company does not perform pursuant to this Section 3.02(d)(i)(C).

(ii)In connection with the Distribution Services, Pernix shall have the right to approve (such approval not to be unreasonably withheld, delayed or conditioned) the terms of any manufacturing agreement (“Third Party Manufacturing Agreement”) between the Company and any third party manufacturer (the “Third Party Manufacturer”) in the Territory, and Pernix hereby approves all such Third Party Manufacturers and all such Third Party Manufacturing Agreements existing as of the date hereof.  In accordance with and subject to the terms of the applicable Third Party Manufacturing Agreement, the Company shall use reasonable best efforts, at Pernix’s reasonable request, to: (x) conduct audits of any Third Party Manufacturer, exercise any audit rights that the Company may have under such Third Party Manufacturing Agreement and disclose the results of such audits to Pernix; (y) cause any Third Party Manufacturers to promptly correct any deficiencies discovered in or other adverse findings from any such audits; and (z) use reasonable best efforts to enforce the terms of any Third Party Manufacturing Agreement against any Third Party Manufacturer.

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(m)Recalls.  In the event that any Governmental Authority issues, requests or recommends a recall or market withdrawal or takes similar action in connection with the Product in the Territory, or in the event that the Company Board and/or Pernix determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal of the Product in the Territory, Pernix and the Company shall consult with each other as to how best to proceed, it being understood and agreed that the final decision as to any recall or withdrawal of any Product shall be made by the Company Board; provided, however, that Pernix shall not be prohibited hereunder from taking any action (including initiating any recall or withdrawal) that it reasonably believes to be required or appropriate to take by Applicable Law after providing prior written notice of such action to the Company Board.  The Company shall bear all reasonable costs in connection with such recall or withdrawal; provided, however, nothing in this Section 3.02(h) is intended to affect the Parties’ respective rights and obligations under Article 6 with respect to indemnification.

(i)An illustrative flow chart with respect to the distribution of Products in the Territory is attached hereto as Schedule IV.

Section 3.03. Intellectual Property Matters.

(a)Ownership of Product Intellectual Property Rights.

(i)The Parties hereby acknowledge and agree that the Company shall own all right, title and interest in and to the Intellectual Property Rights made or conceived or reduced to practice, in whole or in part, by Pernix, any Affiliate of Pernix and/or any and all of the Pernix Parties during the term of and in performance of the Services pursuant to this Agreement that solely relate to the Product or the Business (collectively, the “Pernix Product IP”).  For no additional consideration, Pernix, on behalf of itself its Affiliates and the Pernix Parties, hereby irrevocably agrees to assign, and does hereby assign, to the Company all right, title and interest in and to the Pernix Product IP, and acknowledges and agrees that the Pernix Product IP is the sole and exclusive property of the Company.

(ii)Pernix shall further reasonably assist the Company, at the Company’s expense, to further evidence, record and perfect the foregoing assignments set forth in Section 3.03(a)(i) above, and to perfect, obtain and maintain, any Pernix Product IP.

(iii)Pernix shall, and shall cause its Affiliates and Pernix Parties to, maintain reasonable written records (in such format as may be reasonably specified by the Company) of any conception, development or reduction to practice of Pernix Product IP, and all such written records shall be available and provided to the Company in the manner as requested by the Company.  To the extent such records solely relate to the Pernix Product IP, all such records shall be the sole and exclusive property of the Company.

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(iv)If Pernix Product IP is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully practiced, made, used, reproduced, distributed and otherwise exploited without using or violating Intellectual Property Rights of Pernix, Pernix hereby grants the Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, freely sublicensable and assignable right and license to exploit and exercise all such Intellectual Property Rights in support of the Company’s exercise or exploitation of Pernix Product IP (including any modifications, improvements and derivatives of any of the same); provided that, in the event and to the extent any royalties or other fees become payable by Pernix to third parties as a result of such exercise or exploitation by the Company of the Intellectual Property Rights licensed under this Section 3.03(a)(iv), the Company shall reimburse Pernix for such royalties and fees.

(v)Pernix shall cause each of the Pernix Affiliates and Pernix Employees to, and shall use reasonable best efforts to cause Pernix Third Party Providers and any other Pernix Parties to, execute and deliver to Pernix or the Company (upon request by the Company) an agreement assigning all of such party’s right, title and interest (if any) in and to the Pernix Product IP consistent with this Section 3.03(a) so that sole and exclusive ownership therein resides in the Company after giving effect to the assignment set forth under Section 3.03(a)(i) above and providing Pernix sufficient rights to grant the license to the Company set forth in Section 3.30(a)(iv).

(vi)During the Term, subject to Pernix’s exclusive rights in connection with the Distribution Services, Pernix hereby agrees that the Company shall have the first opportunity to review and exploit any business opportunities that relate to the Product and or the Business offered to Pernix or any of its Affiliates (including the Company Officers in their capacity as such).  Such opportunities shall be promptly disclosed to the Company Board from time to time for its consideration.

(b)Subject to the terms and conditions of this Agreement, during the Term, Pernix shall have the sole and exclusive right (including exercising such right as so directed by the Company Board) to prepare, file, prosecute, maintain and defend (including in connection with any interferences, reissue proceedings, reexaminations, requests for patent term extensions, inter partes reviews, post-grant reviews, derivation proceedings, oppositions or declaratory judgment actions) the Company Patents in the Company’s name, for its benefit and at the Company’s expense (such activities, the “Prosecution Activities”).  In connection with the foregoing, Pernix shall, as part of the Corporate Services, manage Prosecution Activities in accordance with the Business Plan and Budget, subject to any approval rights of the Company Board as set forth in Schedule III.  Notwithstanding the foregoing, any legal counsel engaged to perform Prosecution Activities shall be engaged on behalf of the Company by Pernix.  Each Party shall provide all reasonable cooperation and assistance requested by the other Party in connection with the Prosecution Activities, including by providing any necessary powers of attorney and executing any other required document or instrument for such Prosecution Activities.  Without limiting the generality

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of the foregoing, each Party shall provide the other Party with all information necessary or desirable to enable such Party to comply with the duty of candor and duty of disclosure requirements of any patent authority.  Pernix agrees that at least one Pernix Employee (initially anticipated to be Erika Senska) shall manage such Prosecution Activities as part of the Corporate Services subject to any approval rights of the Company Board.

(c)If a Party becomes aware of any infringement, threatened infringement or alleged infringement of any of the Company Patents in the Territory (“Territory Infringement”), it shall promptly notify the other Party in writing of such Territory Infringement, including any evidence in the notifying Party’s possession demonstrating such Territory Infringement.  Any “patent certification” filed in the Territory under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) that claims that infringement of a Company Patent will not arise from the manufacture, use or sale of a Product in the Territory by a third party or that any claim of a Company Patent in the Territory is invalid or unenforceable shall be deemed a Territory Infringement hereunder and a Party shall provide the other Party written notice of any such filed certification promptly upon the notifying Party  becoming aware thereof.

(d)Subject to the terms and conditions or this Agreement, during the Term, Pernix shall have the sole and exclusive right, but not the obligation (unless so directed by the Company Board), to bring an appropriate suit or other action against any Person engaged in any Territory Infringement on behalf and for the benefit of the Company.  Notwithstanding anything herein to the contrary, Pernix shall not exercise the foregoing right by commencing any action or threating any action without the express approval of the Company Board as set forth in Schedule III.  Pursuant to the above, if the Company decides to bring such a suit or other action, then Pernix shall manage matters related to such suit or action, subject to the approval rights of the Company Board, and the management of any such suit shall be a Corporate Service hereunder.  Notwithstanding the foregoing, any legal counsel engaged to represent the Company in such suit or action shall be engaged on behalf of the Company by Pernix.  For the avoidance of doubt, and notwithstanding anything herein to the contrary, Pernix or any other Pernix Party (including any Company Officer) shall not settle any claim, suit or action for Territory Infringement without the express prior approval of the Company Board.  Any recoveries resulting from any claim or action for Territory Infringement shall be shall be first applied to reimbursing the Company for its costs and expenses in connection with such claim or action and the remainder shall be retained by the Company

(a)During the Term, Pernix shall make recommendations to the Company Board relative to decisions regarding which, if any, of the Company Patents to submit to the FDA for listing in the Orange Book for any Product that is not so listed as of the date hereof.  As part of the Corporate Services, Pernix shall maintain with the FDA correct and complete listings of all Company Patents applicable to the Product.  Notwithstanding anything herein to the contrary, Pernix shall act in accordance with Schedule III.

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(b)With respect to the matters under this Section 3.03, the Company and Pernix shall discuss promptly after the date hereof entering into a Joint Defense and Common Interest Agreement in a form to be mutually agreed.

(c)Nothing in this Section 3.03 shall limit Pernix’s obligations with respect to the Corporate Services as expressly set forth in this Agreement.

Section 3.04.  Regulatory Matters.

(a)Subject to Pernix’s performance of the Services and its responsibility for the operations of the Company as set forth herein, the Company under the oversight and supervision of Pernix (through the Company Officers) shall have responsibility and decision making-authority for its regulatory activities, including communications and filings with any Governmental Authorities, with respect to the Product in and out of the Territory.  As such pertains to the Corporate Services provided by Pernix, the Company shall promptly share with Pernix any written correspondence and/or communications of any kind that it receives from a Governmental Authority, including but not limited to copies of any and all Regulatory Materials and Regulatory Approvals (including all correspondence with Governmental Authorities) and keep Pernix promptly informed of the submission to Governmental Authorities of any significant Regulatory Materials, meetings with Governmental Authorities, and its receipt of, or any material changes to existing, Regulatory Approvals, in the case of this clause (ii), for the Product, whether in or outside the Territory.  In connection with obtaining and maintaining the Regulatory Approvals in the Territory in connection with the Distribution Service, Pernix shall have the right to reference during the Term any and all of the data submitted in support of the Regulatory Materials and Regulatory Approvals, including any Company Intellectual Property.  The Company shall be the legal owner of the Regulatory Approvals associated with the Product in the Territory.  At times and upon agreement by the Parties, as part of the Corporate Services, the Company may appoint Pernix as its agent with respect to such Regulatory Materials and Regulatory Approvals, including the right to file Regulatory Materials or take any other actions required by (or advisable under) Applicable Law or this Agreement in respect of the Product in the Territory on behalf of the Company.

(b)Pernix and its Affiliates shall have the responsibility in the Territory for complying with all Applicable Laws, regulatory filings and reporting requirements required to be undertaken by Pernix acting as a distributor of the Product in the Territory. Pernix shall promptly notify the appropriate, designated persons within the Company of any report of an adverse drug reaction/experience concerning the Product to the extent known by Pernix.  Pernix shall cooperate with the Company as necessary to report such adverse drug reaction/experience when so required as a distributor of the Product under Applicable Laws.  Pernix shall also promptly notify the appropriate, designated persons within the Company of any material complaints related to the Product of which the applicable personnel of Pernix becomes aware regarding problems with the Product other than those associated with adverse drug reactions/experiences.  Subject to the foregoing, the Company shall be responsible for the timely reporting of all relevant adverse drug reactions/experiences, Product quality, Product complaints and safety data relating to the

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Product to the appropriate Governmental Authorities in and outside of the Territory, all in accordance with Applicable Law and requirements of Governmental Authorities in the Territory or the applicable jurisdiction outside of the Territory, as the case may be.  As such pertains to the Corporate Services provided by Pernix, the Company shall promptly share all such reports with Pernix, and in all cases shall use its commercially reasonably efforts to provide such reports to Pernix before or simultaneous to the issuance of such reports to Governmental Authorities.

(c)The Company shall use its commercially reasonable efforts to obtain and maintain all Regulatory Approvals in the Territory.  The Company shall be responsible for all Product-related communications with any Governmental Authority in or outside of the Territory regarding the Product, unless previously agreed between the Company and Pernix.

(d)Each Party shall keep the other Party reasonably informed in writing in a timely manner of any information that such Party receives that (i) raises any material concerns regarding the safety or efficacy of the Product; (ii) indicates or suggests a potential material liability of either Party to third parties (including Governmental Authorities) in connection with the Product; (iii) is reasonably likely to lead to a recall or market withdrawal of the Product; or (iv) relates to the Product and is reasonably likely to have a material impact on a Regulatory Approval or the commercialization of the Product.

(e)At the request of designated persons within the Company, Pernix will supply distribution information and other information reasonably requested by the Company, for the purposes of inclusion into the Company’s Annual Report to FDA.

(f)Pernix shall ensure that the Distribution Service activities of Pernix, its Affiliates, Pernix Parties and sublicensees related to the Product shall be compliant with Applicable Laws.  Pernix shall ensure that Pernix, its Affiliates, Pernix Parties and sublicensees shall not use any Promotional Materials not expressly approved for Pernix’s use by the Company Board (or its delegee).  “Promotional Materials” means all sales representative training materials and all written, printed, graphic, electronic, audio or video matter, including, but not limited to, journal advertisements, sales aids, formulary binders, reprints, direct mail, direct-to-consumer advertising, Internet postings, broadcast advertisements and sales reminder aids (for example, scratch pads, pens and other such items), used or intended for use by in connection with any promotion, distribution, marketing, advertising, importation, use, offer for sale, or sale of the Product.

(g)Pernix and the Company agree to promptly notify the other Party in the event they or any of their respective Affiliates receive any communication or notice from the FDA with respect to the Product or an inspection of the facility where the Product is manufactured, and each Party shall promptly provide a copy of such communications to the extent applicable to the Product to the other.  The Parties shall cooperate in good faith in responding to any such FDA inquiry or in making any report to the FDA with respect to the Product, but in all cases the Company shall have final authority for regulatory decisions concerning the Product and responsibility for all communications with the FDA.

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(h)Nothing in this Section 3.04 shall limit Pernix’s obligations with respect to the Corporate Services as expressly set forth in this Agreement.

Section 3.05.   Cross-Territory Sales.  The Company shall not, and shall not authorize any third party to, sell, distribute or otherwise commercialize the Product within the Territory.  Except as authorized under this Agreement (including in connection with the Corporate Services), (i) Pernix shall not directly or indirectly solicit, sell, distribute, ship, consign, or otherwise transfer the Product outside of the Territory and (ii) the Company shall not directly or indirectly solicit, sell, distribute, ship, consign, or otherwise transfer the Product within the Territory.

Section 3.06.    No Conflict. To the fullest extent permitted by Applicable Law, each Party acknowledges and agrees, on behalf of itself and its Affiliates, that the enforcement by Pernix of its rights under Section 3.01, Section 3.02 and Section 3.05, in and of itself, shall in no event be deemed to be (i) a breach of any fiduciary duty owed to the Company by any Pernix Employee (including any Company Officer or any designee of Pernix on the Company Board), whether pursuant to this Agreement, the Stockholders Agreement or otherwise, or (ii) a breach by Pernix under this Agreement of its obligations with respect to the Corporate Services; provided that this Section 3.06 shall not in and of itself limit Pernix’s obligations to perform the Corporate Services or the Company's rights to enforce Pernix's obligations hereunder.

ARTICLE 4

FEES; PAYMENTS

Section 4.01.  Fees for Services.

(a)In consideration for the Services provided hereunder during each calendar month, the Company shall pay to Pernix in accordance with Section 4.02: the Allocated Costs for each Corporate Service provided during such calendar month (the “Corporate Services Fees”), with respect to any Corporate Service provided during such calendar month, any Taxes (the “Corporate Services Taxes” and, together with the Corporate Services Fees, the “Fees”), and the amounts payable to Pernix set forth in Section 4.02(a) and Section 4.02(b) (the “Management Fee”); provided that in no event shall the aggregate amount of the Corporate Services Fees paid by the Company to Pernix in any calendar year (pro-rated for any partial calendar year) exceed from the date hereof until December 31, 2023, $6 million, and from January 1, 2024 until the expiration or termination of this Agreement, $4 million (each such amount in clauses (A) and (B), the “Corporate Services Fee Cap”); provided, further that it is understood and agreed between the Parties that the Corporate Services Fee Cap was determined based on the size of the Company and its business as of the date hereof and, accordingly, if the size of the Company and its business shall increase in any material respect after the date hereof, the Parties shall negotiate in good faith to adjust upwards the Corporate Services Fee Cap, and Pernix shall have no liability hereunder to increase the amount of its resources used in the provision of the Corporate Services hereunder to accommodate any material increase

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in the size of the Company and its business from the date hereof until the Corporate Services Fee Cap has been increased.

(b)In addition to the Fees, the Company shall pay to Pernix substantially consistent with the then current Business Plan and Budget approved by the Company Board for each Corporate Service the direct and documented out-of-pocket expenses and costs incurred to third parties not Affiliates of Pernix (excluding for the avoidance of doubt Allocated Costs) that relate to the provision of such Corporate Service that are reasonably incurred by Pernix in performing such Corporate Service, including the out-of-pocket expenses and costs incurred by Pernix or any of its Subsidiaries from a Pernix Third Party Provider that are reasonably attributable to the delivery of such Corporate Service and the Pro Rata Share of any amount payable pursuant to any invoice received by Pernix from the Logistics Provider (excluding any such amounts Pernix pays to the Logistics Provider specifically for the warehousing and distribution of Zohydro ER) (collectively, clauses (i) and (ii), the “Expenses”).

Section 4.02.  Invoicing and Payments.

(a)Within twenty-five (25) days after the end of each calendar month, Pernix shall deliver to the Company a schedule setting forth Pernix’s calculation of (i) the Net Sales in the Territory for such calendar month (the “Monthly U.S. Net Sales”), (ii) an amount equal to (A) 95% of the Monthly U.S. Net Sales for such calendar month minus (B) the aggregate price paid by Pernix to the Company or Third Party Manufacturers during such calendar month for Products pursuant to Section 3.02 (the “Monthly U.S. Net Sales Payment”), which Monthly U.S. Net Sales Payment shall be payable by Pernix to the Company; provided that if Pernix shall adjust its calculation of the Monthly U.S. Net Sales for any calendar month subsequent to the Monthly Reconciliation for such calendar month, then, (A) if the adjusted Monthly U.S. Net Sales is higher than the original Monthly U.S. Net Sales, an amount equal to 95% of such excess shall be payable by Pernix to the Company and (B) if the original Monthly U.S. Net Sales is higher than the adjusted Monthly U.S. Net Sales, Pernix shall deduct from the Monthly U.S. Net Sales Payment for such calendar month an amount equal to 95% of such excess, and (iii) the Net Sales Deductions that the Company will be required to pay related to the Monthly U.S. Net Sales for such month (the “Monthly Deduction Reimbursements”), which Monthly Deduction Reimbursement shall be payable by Pernix to the Company; provided that if a Monthly Deduction Reimbursement is in excess of or less than the actual amounts of Net Sales Deductions that the Company is required to pay, then the Parties shall work together in good faith to ensure that the Company has sufficient funds to make such Net Sales Deductions or apply such excess to future Monthly Deduction Reimbursements, as applicable.

(b)Within twenty-five (25) days after the end of each calendar month, the Company shall deliver to Pernix a schedule setting forth the Company’s calculation of (i) the Net Sales (excluding Net Sales in the Territory) for such calendar month (the “Monthly ex-U.S. Net Sales”), and (ii) an amount equal to 5% of the Monthly ex-U.S. Net Sales for such calendar month (the “Monthly ex-U.S. Net Sales Payment”), which

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Monthly ex-U.S. Net Sales Payment shall be payable by the Company to Pernix; provided that if the Company shall adjust its calculation of the Monthly ex-U.S. Net Sales for any calendar month subsequent to the Monthly Reconciliation for such calendar month, then, (A) if the adjusted Monthly ex-U.S. Net Sales is higher than the original Monthly ex-U.S. Net Sales, an amount equal to 5% of such excess shall be payable by the Company to Pernix and (B) if the original Monthly ex-U.S. Net Sales is higher than the adjusted Monthly ex-U.S. Net Sales, the Company shall deduct from the Monthly ex-U.S. Net Sales Payment for such calendar month an amount equal to 5% of such excess.

(c)Within twenty-five (25) days after the end of each calendar month, Pernix shall deliver to the Company a statement (the “Monthly Company Statement”) setting forth the Fees and Expenses payable by the Company during such calendar month (the “Monthly Company Payment”), together with reasonable supporting documentation that will enable the Company to verify the Fees and Expenses then due; provided that if Pernix shall adjust its calculation of the Monthly Company Payment for any calendar month subsequent to the Monthly Reconciliation, (i) if the adjusted Monthly Company Payment is higher than the original Monthly Company Payment, then an amount equal to such excess shall be payable by the Company to Pernix and (ii) if the original Monthly Company Payment is higher than the adjusted Monthly Company Payment, then the Company shall be entitled to deduct from the Monthly Company Payment for such calendar month an amount equal to such excess.

(d)On or as soon as is reasonably practicable after the 30th day of each month in which this Agreement is in effect, Pernix shall prepare, or cause to be prepared, a settlement and reconciliation (the “Monthly Reconciliation”) of all amounts due by the Company to Pernix and Pernix to the Company pursuant to Sections 4.02(a), 4.02(b) and 4.02(c).  Such statement shall net the aggregate amount due to Pernix from the Company and from the Company to Pernix, in each case, as shown on the Monthly Reconciliation, against each other and calculate whether a net amount (the “Monthly Net Payment”) is due from Pernix to the Company or from the Company to Pernix.  Within five (5) business days after such statement is issued, the Party which is determined to owe the Monthly Net Payment shall make such Monthly Net Payment to the other.  For the avoidance of doubt, it is expressly understood that such Monthly Net Payment shall be the sole manner of settling, satisfying and paying all amounts due from one party to the other party under this Article 4 except for indemnification which may become due pursuant to Section 6.01 hereof or a payment in connection with termination due pursuant to Section 7.01 or 7.02 hereof or as provided under Section 4.02(f) with respect to a Party’s audit rights.

(e)If the applicable Party fails to pay any amount set forth in this Section 4.02 on or before the applicable payment date, from and after such payment date, in addition to any and all other remedies available hereunder, the other Party has the right to set off, recoup and apply any such unpaid amounts against any amounts payable by such other Party to the first Party under this Agreement.

(f)Pernix shall maintain complete and accurate records in all material respects of Fees and Expenses and Monthly U.S. Net Sales for a period of at least three (3) years

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following the end of the calendar year in which such Fees and Expenses were incurred and such Monthly U.S. Net Sales were generated.  The Company shall maintain complete and accurate records in all material respects of Monthly ex-U.S. Net Sales for a period of at least three (3) years following the end of the calendar year in which such Monthly ex-U.S. Net Sales were generated.  Each Party shall have the right to have an independent public accounting firm (provided that such independent public accounting firm is not compensated on a contingency basis), reasonably acceptable to the other Party, audit such records solely to confirm the accuracy of the amounts of, with respect to the Company’s audit right, Fees and Expenses and Monthly U.S. Net Sales and, with respect to Pernix’s audit right, Monthly ex-U.S. Net Sales.  Such audit may be exercised during normal business hours no more than once in any calendar year upon at least thirty (30) days prior written notice to the Party being audited.  The records of the audited Party shall be considered Confidential Information of such Party under Section 5.01 below.  Such accounting firm shall enter into a reasonable and standard written non-disclosure agreement with the audited Party and shall disclose to the Party requesting the audit only information relating to the accuracy of, with respect to the Company, Fees and Expenses and Monthly U.S. Net Sales and with respect to Pernix, Monthly ex-U.S. Net Sales.  Such accountants shall deliver concurrently to the Parties a detailed final written audit report (setting forth, among other things, the miscalculations, if any, identified by the audit) within thirty (30) days of completion of the audit.  If the audit discloses an overpayment by a Party, the Party who received such overpayment shall promptly pay the other Party the amount of such overpayment, within thirty (30) days of the audit report.  The Party requesting the audit shall bear the full cost of such audit unless such review discloses a discrepancy in the amounts under review of more than five (5) percent (5%) from the amounts originally reported by the Party being audited, in which case, the Party under audit shall reimburse the other Party the documented fees and costs of such audit.

ARTICLE 5

OTHER AGREEMENTS

Section 5.01.  Confidentiality.    During the Term and for one year after the expiration or termination of this Agreement, each Party shall hold, and cause its employees, officers, directors, advisors and representatives (collectively, “Representatives”) to hold, in confidence, unless compelled to disclose by judicial or administrative process, by the listing rules of a stock exchange or by other requirements of Applicable Law, all documents and information concerning the other Party provided to it pursuant to this Agreement (“Confidential Information”), except that Confidential Information shall not include any information that (i) is or becomes generally available to the public (other than as a result of a breach of this Section 5.01), (ii) is or becomes available to the receiving party or any of its Representatives from a third party not known by such party or such Representative to be bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure of such information (iii) previously known on a non-confidential basis by the receiving party or any of its Representatives or (iv) is, with respect to information of the Company, known or used in the businesses of Pernix and its Subsidiaries more broadly than in the business of the Company; provided that Pernix may use or

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disclose Confidential Information of the Company to the extent necessary to perform the Services in accordance with the terms of this Agreement.

Section 5.02. Safeguards. Each Party agrees to establish and maintain administrative, physical and technical safeguards, information technology and data security procedures and other protections against the destruction, loss, unauthorized access or alteration of the other Party’s Confidential Information which are no less rigorous than those otherwise maintained for its own Confidential Information.

Section 5.02. Noncompetition

(a)Pernix agrees that, during the Term and for one (1) year after the expiration or termination of this Agreement, neither it nor any of its Affiliates shall:

(i)engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association, in any business that competes with the business of the Company, which shall be defined as the development, manufacture, and/or commercialization of any drug product, device or other therapy designed and/or used, alone or in combination as an adjunct or otherwise, for or in connection with weight management and/or weight loss and/or treatment of obesity (the “Business”); provided that nothing herein shall prohibit the acquisition by Pernix or any of its Affiliates of a diversified company having not more than ten percent 10% of its sales attributable to the Business; or

(vii)employ or solicit for employment any current Company Employee; provided that nothing in this Section 5.03 shall prohibit Pernix or any of its Subsidiaries from (A) conducting any general solicitations for employment, such as any newspaper or Internet help wanted advertisement, directly or through any agent (including placement and recruiting agencies) that is not directed at current Company Employees, or (B) hiring any Company Employee whose employment with the Company or its Subsidiary has ceased.

(b)   The Company agrees that, during the Term, neither it nor any of its Subsidiaries shall employ or solicit for employment any current Pernix Employee; provided that nothing in this Section 5.03 shall prohibit the Company or any of its Subsidiaries from (i) conducting any general solicitations for employment, such as any newspaper or Internet help wanted advertisement, directly or through any agent (including placement and recruiting agencies) that is not directed at current Pernix Employees, or (ii) hiring any Pernix Employee whose employment with Pernix or its Subsidiary has ceased.

ARTICLE 6

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 6.01.  Indemnification.

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(a)The Company agrees to indemnify and hold harmless Pernix, any other Pernix Party, their respective Affiliates and its and their respective Representatives (collectively, the “Pernix Indemnitees”) from and against any damage, loss, liability and expense, including but not limited to reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding, whether involving a Third Party Claim (as defined below) or a claim solely between the Parties (collectively, “Damages”), asserted against or incurred by any Pernix Indemnitee as a result or arising out of (i) the Services supplied by any Pernix Party under this Agreement, provided that the Company shall not be responsible for any Damages for which Pernix is required to indemnify a Company Indemnitee (as defined below) pursuant to Section 6.01(b),  (ii) any claim by any third party that the use, marketing, promotion, offering for sale, sale, distribution, importation or other exploitation of the Product infringes, misappropriates or otherwise violates any Intellectual Property Rights of any third party, provided that if there is a final non-appealable decision by a court that such Damages resulted from or arose from the gross negligence, knowing and willful misconduct by, fraudulent conduct by or breach of Applicable Law by, a Pernix Party, then Pernix shall reimburse the Company for any amounts paid by the Company to Pernix under this clause (ii) and the Company shall have no further obligation under this clause (ii) for such matter, or (iii) the Company’s failure to make payment when due under this Agreement.

(b)Pernix agrees to indemnify and hold harmless the Company, its Affiliates and its and their respective Representatives (collectively, the “Company Indemnitees”) from and against any and all Damages asserted against or incurred by any Company Indemnitee as a result or arising out of (i) the Services supplied by any Pernix Party under this Agreement, but only to the extent such Damages result from or arise out of the gross negligence of, knowing and willful misconduct by, fraudulent conduct by or breach of Applicable Law by, a Pernix Party, or (ii) Pernix’s failure to make payment when due under this Agreement.

Section 6.02.  Warranties.

(a)Each Party hereby represents, warrants and covenants to the other Party that:

(i)Such Party is a business entity duly organized and validly existing under the laws of the jurisdiction in which it is formed.

(ii)Such Party (A) has the power and authority to enter into this Agreement and to perform its obligations hereunder, and (B) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

(iii)This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

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(iv)All necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by such Party in connection with its execution, delivery and performance of this Agreement have been obtained.

(v)The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (A) do not violate any provisions of the organizational documents of such Party, (B) do not conflict with or violate any requirement of Applicable Laws, and (C) do not conflict with, or constitute a default under, any material contractual obligation of such Party.

(viii)Neither Party nor its Subsidiaries (A) has been debarred by the FDA or other governmental agency or is the subject of any FDA or other governmental agency debarment investigation or proceeding, (B) has employed or engaged any Person debarred by the FDA or other governmental agency, or any Person which is the subject of any FDA or other governmental agency debarment investigation or proceeding, and (C) has employed or engaged any Person which has been excluded from participating in the Medicare program or any other similar program of a governmental agency or has been subject to sanction pursuant to 42 U.S.C. § 1320a 7a or § 1320a 8 or been convicted of a criminal offense under 42 U.S.C. § 1320a 7b, in the conduct of the activities described above.

(b)  Except to the extent expressly set forth in this Agreement, neither Party makes, and no Party is relying on, any warranty, express or implied, with respect to the Services and each Party hereby specifically disclaims any implied warranty of reasonable care or workmanlike effort.

Section 6.03.  Procedures

(a)The party seeking indemnification under Section 6.01 (the “Indemnified Party”) shall give prompt notice in writing to the Party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section.  Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b)The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge that it would have an indemnity obligation for the alleged Damages resulting from such Third Party Claim as provided under this Article 6; and provided further that

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any Third Party Claim relating to any alleged infringement, misappropriation or other violation of any third-party Intellectual Property Right shall be solely controlled by Pernix, who will act under and at the direction of the Company Board so long as there is no conflict between the Company’s rights and interests and Pernix’s rights and interests; and in the case of any conflict, the Company shall assume control of such defense and Pernix shall be entitled to participate in the defense and employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by Pernix.

(c)The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 6.03(b) within thirty (30) days of receipt of notice of the Third Party Claim pursuant to Section 6.03(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to the reputation or future business prospects of the Indemnified Party or any of its Subsidiaries, or (iii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates.

(d)If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 6.03, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim, if the settlement does not expressly unconditionally release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates.

(e)In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that the Indemnifying Party shall pay the reasonable fees and expenses of such separate counsel if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.

(f)Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(g)In the event an Indemnified Party has a claim for indemnity under Section 6.01 against an Indemnifying Party that does not involve a Third Party Claim, the

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Indemnified Party agrees to give prompt, written notice of such claim to the Indemnifying Party.  Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following the receipt of a written notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim.  If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the Parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by binding arbitration pursuant to the terms set forth in Section 8.07.

Section 6.04. Limitation of Liability: Exclusion of Damages.

(a)TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY WILL BE LIABLE FOR ANY (I) PUNITIVE, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR TREBLED DAMAGES (IN EACH CASE, EXCEPT TO THE EXTENT PAYABLE TO A THIRD PARTY IN RESPECT OF A THIRD PARTY CLAIM BASED ON A FINAL JUDGMENT OF A COURT OF COMPETENT JURISDICTION) OR (II) LOST PROFITS, DIMINUTION IN VALUE, MULTIPLE-BASED OR OTHER DAMAGES CALCULATED BASED ON A MULTIPLE OF ANOTHER FINANCIAL MEASURE, IN EACH CASE, ARISING OUT OF OR RELATING TO THIS AGREEMENT EVEN IF THE OTHER PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b)NOTWITHSTANDING ANY OTHER PROVISION CONTAINED IN THIS AGREEMENT, BUT SUBJECT TO SECTION 8.13, IN NO EVENT WILL EITHER PARTY, THE PERNIX INDEMNITEES OR THE COMPANY INDEMNITEES BE LIABLE UNDER THIS AGREEMENT, INCLUDING FOR ANY AND ALL CLAIMS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER SUCH LIABILITY ARISES FROM ANY CLAIM BASED UPON CONTRACT, WARRANTY, TORT, FAILURE OF ESSENTIAL PURPOSE, TRADE USAGE OR OTHERWISE, EXCEPT WITH RESPECT TO AMOUNTS PAYABLE BY SUCH PARTY UNDER SECTION 6.01.

(c)NOTWITHSTANDING ANYTHING ELSE HEREIN TO THE CONTRARY, THE MAXIMUM AGGREGATE LIABILITY OF PERNIX TO THE COMPANY UNDER OR IN CONNECTION WITH THIS AGREEMENT, EXCLUDING ANY SUCH LIABILITY PURSUANT TO SECTION 6.01(B)(II), SHALL NOT EXCEED AND SHALL BE LIMITED TO THE FEES ACTUALLY RECEIVED BY PERNIX HEREUNDER OR $6 MILLION, WHICHEVER IS LOWER.

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Section 6.05. Insurance. Pernix shall be responsible for providing Risk Management services to the Company, including but not limited to securing insurance, as part of the Corporate Services.

ARTICLE 7

TERM; TERMINATION OF SERVICES

Section 7.01.  Term. This Agreement shall commence on the date hereof and shall remain in effect until the two-year anniversary of the date hereof (the “Initial Term”), unless earlier terminated by the Parties as provided in Section 7.02; provided that upon the expiration of the Initial Term, this Agreement shall automatically be renewed and remain in effect for consecutive one-year terms (each such subsequent term, a “Subsequent Term” and each of the Initial Term and each Subsequent Term, a “Term”) unless the Company elects not to renew this Agreement by providing written notice to Pernix (the “Non-Renewal Notice”) at least ninety (90) days prior to the end of the then-current Term (the “Non-Renewal Right”); provided, further that upon any exercise of the Non-Renewal Right, the Company shall pay to Pernix by wire transfer of immediately available funds payable to the order of Pernix pursuant to wire transfer instructions specified by Pernix an amount equal to $4,000,000 within thirty (30) Business Days after the expiration of the Term; provided, further that, if at any time Pernix holds at least 35% of the Capital Stock, then, notwithstanding anything to the contrary herein, the Company may not exercise the Non-Renewal Right without the prior written consent of Pernix.

Section 7.02. Termination.

(a)This Agreement may be terminated by either Party (the “Terminating Party”) upon written notice to the other Party, if:

(i)the other Party materially fails to perform or otherwise materially breaches this Agreement and such failure or breach is not cured, to the reasonable satisfaction of the Terminating Party, within forty-five (45) days of written notice thereof specifying such failure or breach; provided that in no event shall the Company be permitted to terminate this Agreement pursuant to this Section 7.02(a)(i) based only on (A) a failure by Pernix to perform this Agreement relating to or arising from a Force Majeure Event or (B) any suspension of any Service pursuant to Section 2.13 or Section 7.02(c) or (d); or

(ii)the other Party fails to perform its obligations hereunder as a result of a Force Majeure Event for any period aggregating one hundred and twenty (120) days or more within any three hundred and sixty (360) day period; or

(iii)the other Party makes a general assignment for the benefit of creditors or becomes insolvent, or a receiver is appointed for, or a court approves reorganization or arrangement proceedings on, such Party.

(b)  The Company may elect to terminate this Agreement:

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(iv)at any time by providing written notice to Pernix (the “At Will Termination Notice”) at least one hundred and twenty (120) days prior to the date of termination (the “At Will Termination Right”); provided that upon any exercise of the At Will Termination Right, the Company shall pay to Pernix by wire transfer of immediately available funds payable to the order of Pernix pursuant to wire transfer instructions specified by Pernix an amount equal to $5,000,000 within thirty (30) Business Days after the effective date of the termination of this Agreement in accordance with this Section 7.02(b)(i); or

(v)As the Company is entering into this Agreement and the shareholders of the Company are investing in the Company in reliance upon the unique skills, experience and expertise of Pernix and its current officers and senior managers in the pharmaceutical industry and in the expectation that Pernix’s current officers and senior managers will remain in such capacity and become the initial officers and manage of the Company, at any time after the date that is one hundred and twenty (120) days after the date on which any two of John A. Sedor, Kenneth R. Piña or Angus W. Smith are (A) no longer employed by Pernix or a Subsidiary thereof or (B) not holding substantially the same or more senior position as such individual holds at Pernix or a Subsidiary thereof as of the date hereof (such two individuals meeting the conditions in clauses (A) or (B), the “Departed Key Men”), in each case by providing written notice to Pernix (the “Key Man Termination Right”); provided that the Company may not exercise the Key Man Termination Right if Pernix has during such one hundred and twenty (120) day period (x) replaced the Departed Key Men with executives reasonably acceptable to the Company, acting reasonably, or (y) appointed executives reasonably acceptable to the Company, acting reasonably, in substantially the same or more senior positions held by the Departed Key Men as of the date hereof (such two executives who replace the Departed Key Men or who are appointed to substantially the same or more senior positions held by the Departed Key Men as of the date hereof, the “Replacement Key Men”); provided, further that if there are Replacement Key Men pursuant to the preceding proviso, then any such Replacement Key Men shall be substituted for the Departed Key Men in the first sentence of this Section 7.02(b)(ii), mutatis mutandis.

(c)  The Company Board may, after consultation with Pernix, at any time, and from time to time, during the Term and for any reason, terminate, upon written notice to Pernix, Pernix’s obligations to provide any one or more of the Services (and the scope of any applicable licenses or rights of Pernix hereunder shall be automatically adjusted accordingly), subject to equitable payments to Pernix for costs and payments incurred by Pernix for such Services that cannot be cancelled on short notice; provided that for the avoidance of doubt, the Management Fee shall continue to be payable by the Company pursuant to Article 4 so long as this Agreement remains in effect.

(d) If the performance of any Service causes or would reasonably be expected to cause Pernix to violate any Applicable Law, then Pernix may immediately upon providing

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written notice of such fact to the Company suspend performance of such Service without any liability under this Agreement; provided that, following delivery of such notice, the Parties will cooperate in good faith to promptly amend this Agreement to the extent necessary either (i) to eliminate such violation of Applicable Law (ii) or to determine if such Service can be provided in a different manner that does not violate Applicable Law, in each case while as nearly as possible accomplishing the purpose of the intended Service in a mutually satisfactory manner.  If the Parties are unable to agree upon such an amendment to this Agreement within thirty (30) days of such notification, then Pernix may at its option (i) seek binding arbitration relative to such an amendment or (ii) terminate its obligation with respect to such Service upon written notice to the Company and, for the avoidance of doubt, such termination shall relieve each Party from any liability or payment obligation under this Agreement with respect to such Service that has not yet accrued prior to such termination.

(e)  This Agreement shall terminate automatically and without further notice upon the consummation of a Trigger Event or a Change in Control; and, in the event that the amount of the Pernix Promote is less than $5,000,000, the Company shall pay to Pernix by wire transfer of immediately available funds payable to the order of Pernix pursuant to wire transfer instructions specified by Pernix an amount equal to $5,000,000 less the amount of the Pernix Promote received or receivable by Pernix within thirty (30) Business Days after the effective date of the termination of this Agreement in accordance with this Section 7.02(e); provided, however, that if the amount of the Pernix Promote is equal to or greater than $5,000,000, the Company shall only be obligated to pay Pernix the Pernix Promote.

Section 7.03.  Effect of Termination.

(a)Upon the expiration or the termination of this Agreement or any Service pursuant to Section 7.01 or Section 7.02, Pernix shall have no further obligation to provide the terminated Services (or any Services, in the case of termination of this Agreement in its entirety) and neither the Company nor Pernix shall have any obligation to pay any Fees relating to such Services or make any other payments hereunder; provided that notwithstanding such termination, each Party shall remain liable to the other Party for all Fees, Expenses and other payments that were accrued or incurred prior to the effective date of such termination and Sections 3.03(a)(i), 3.03(a)(iv), 4.02(f), 5.01, 5.03, and Articles 6, 7 and 8 and Article 1 to the extent applicable to any of the foregoing Sections and Articles shall survive any such termination indefinitely.

(b)Upon the expiration of this Agreement pursuant to Section 7.01 or the termination of this Agreement pursuant to Section 7.02(a)(i), 7.02(a)(iii) or Section 7.02(b), upon request of the Company, Pernix will provide one or more of the Service(s) as the Company deems reasonably necessary or desirable for an orderly transition to the Company for a period of time mutually agreed between the Parties at Pernix’s reasonable and documented cost (including all Fees and Expenses (as applicable)) on the same terms as such Service was provided during the calendar month immediately prior to the expiration or termination of this Agreement; provided that in no event shall any such Service(s) be

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provided for more than nine (9) months after the expiration or termination of this Agreement.

(c)Upon expiration or termination of this Agreement, all rights and licenses granted to Pernix under this Agreement shall immediately terminate without further notice, provided that, subject to the Company’s rights under Section 7.03(d) below, Pernix shall have the non-exclusive right for six (6) months after such termination or expiration to sell any remaining Product inventory Pernix has on hand as of the date of expiration or termination so long as Pernix makes the applicable payments to the Company hereunder, including under Sections 3.02 and 4.02(a) hereof.

(d)Upon expiration or any termination of this Agreement, the Company shall have the right, upon written notice to Pernix, to (i) cancel any then outstanding Pernix purchase orders for Product without liability to the Company; (ii) fulfill any then outstanding Pernix purchase orders for Product; and/or (iii) purchase from Pernix all unopened Product in Pernix’s inventory that is in good and resellable condition for the cost Pernix paid for such Product or such lesser price as mutually agreed.

(e)Upon expiration or termination of this Agreement, for no additional consideration, the Company shall be, at the Company’s election on a case by case basis, subrogated to all of the Pernix Product Arrangements to the extent permitted under such Pernix Product Arrangements.  Pernix shall take such actions and execute such instruments as reasonably requested by the Company to facilitate such subrogation.  To the extent that any such Pernix Product Arrangement is not assignable to the Company, Pernix shall take such steps as necessary to allow the Company to obtain and enjoy the benefits of such Pernix Product Arrangements in the form of a license or other right to the extent Pernix has the right and ability to do so at the Company’s sole cost.  During the Term, Pernix shall use its commercially reasonable efforts to ensure that all Pernix Product Arrangements are assignable to the Company at its election at the Company’s sole cost.

ARTICLE 8

MISCELLANEOUS

Section 8.01. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any such notice, request, demand, claim or other communication hereunder shall be deemed duly given or made upon receipt when it shall be delivered by hand, certified or registered mail, electronic mail or facsimile to the Party to which it is addressed at such Party’s address specified below, or at such other address as such Party shall have designated by notice in accordance with this Section 8.01:

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if to the Company, to:

Nalpropion Pharmaceuticals, Inc.
c/o Pernix Therapeutics Holdings, Inc.
10 North Park Place
Morristown, NJ 07960
Attn: Secretary of the Board of Directors
Telephone: 973-775-9271
Email: jsedor@pernixtx.com

with copies to:

Highbridge Capital Management, LLC

40 West 57th Street, 32nd Floor

New York, NY 10019

Attn:  Jonathan Segal

Telephone:

Email:  jonathan.segal@highbridge.com

and

Whitebox Advisors LLC

3033 Excelsior Boulevard

Suite 300

Minneapolis, MN 55416

Attn:  Jake Mercer

Telephone:

Email:  jmercer@whiteboxadvisors.com

if to Pernix, to:

Pernix Therapeutics, LLC

c/o Pernix Therapeutics Holdings, Inc.
10 North Park Place
Morristown, NJ 07960
Attn: Chief Legal Officer
Telephone: 973-775-9271
Email: kpina@pernixtx.com

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Section 8.02.  Amendments; Waivers.  To be effective, any amendment or waiver under this Agreement must be in writing and be signed by the Party against whom enforcement of the same is sought.  Neither the failure of any Party to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by the other Party with its obligations hereunder, nor any custom or practice of the Parties at variance with the terms hereof shall constitute a waiver by such Party of its right to exercise any such right, power or remedy or to demand such compliance.

Section 8.03. Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of its lawyers, consultants and other agents.  Further, in the event of a dispute, each Party will bear its respective fees and expenses incurred in connection with undertaking a binding arbitration proceeding and shall share equally the costs of such arbitration proceeding.

Section 8.04.  Independent Contractor Status. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the Parties. Neither Party is now, nor shall it be made by this Agreement, an agent, employee or legal representative of the other Party or any of its Affiliates for any purpose pursuant to this Agreement.  Each Party is and shall be an independent contractor in the performance of Services hereunder and nothing herein shall be construed to be inconsistent with this status.

Section 8.05.   Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any Party without the consent of the other Party, which consent may be granted or withheld in the discretion of such other Party; provided that, Pernix may assign this Agreement to any of Pernix Parent’s current Subsidiaries existing as of the date hereof, without the prior written consent of the Company; provided, further that (i) Pernix shall remain liable and responsible to the Company for the performance and observance of all such duties and obligations by such Subsidiary and (ii) Section 7.02(b)(ii) shall remain in force and effect notwithstanding any such assignment.

Section 8.06.  Governing Law. This Agreement and any claims arising out of this Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

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Section 8.07.  Mediation. Any and all claims, disputes or controversies arising out of, in connection with or relating to this Agreement (the “Dispute”) shall, at the written request of a Party (a “Mediation Request”), be submitted to a neutrally positioned Person to act as mediator as mutually agreed by the Parties.  The mediation shall be held in (a) New York, NY or (b) such other place as the Parties may mutually agree in writing. The Parties shall have thirty (30) days from receipt by a Party of a Mediation Request to agree on a mediator.  If no mediator has been agreed upon by the Parties within thirty (30) days of receipt by a Party of a Mediation Request, then Section 8.08 shall apply.  All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings.  Live witness testimony shall not be taken.  Except as required by Applicable Law, neither Party nor its representatives may disclose the existence, content or results of any mediation hereunder without the prior written consent of both Parties.  If any of the Dispute has not been resolved within sixty (60) days of the appointment of a mediator, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then the Dispute shall be submitted to litigation in accordance with Section 8.08.

Section 8.08. Jurisdiction. The Parties irrevocably agree that any Dispute not resolved pursuant to Section 8.07 shall be under the exclusive jurisdiction of the Court of Chancery of the State of Delaware; provided, however, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court.  Each of the Parties agrees not to commence any action, suit or proceeding relating to the Dispute except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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Section 8.09. WAIVER OF JURY TRIAL.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY ACTION, SUIT OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT, OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.10. Counterparts; Third Party Beneficiaries.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original of the same Agreement, and all of which together shall constitute one single Agreement.  A complete set of counterparts shall be made available to each Party.  No Person not a party to this Agreement shall have rights under this Agreement as a third-party beneficiary or otherwise.

Section 8.11.  Entire Agreement. This Agreement and the Stockholders Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.

Section 8.12.  Severability.  If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been included herein.

Section 8.13.  Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the provisions of this Agreement (without any requirement to post any bond or other security in connection with seeking such relief), in addition to any other remedy at law or equity.

Section 8.14. Set off and Recoupment. Following a default on a payment obligation hereunder, the Parties agree that such defaulted payment obligations shall be subject to set off or recoupment to the maximum extent permitted by applicable law.

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Section 8.15.  No Commingling.  In the event that the Company Board determines that it is not in the best interest of the Company to co-mingle any assets of the Company with assets of Pernix, it shall notify Pernix and the Company Officers and Pernix and the Company shall take reasonable steps to limit such commingling as soon as practicable and take reasonable steps to cause such commingling to cease within 90 days.

[Signature Page Follows]

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IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NALPROPION PHARMACEUTICALS, INC.
By:	/s/ John A. Sedor
Name:JOHN A. SEDOR
Title:CHAIRMAN AND CHIEF EXECUTIVE OFFICER

PERNIX THERAPEUTICS, LLC
By:	/s/ Kenneth R. Piña
Name:KENNETH R. PIÑA
Title:SENIOR VICE PRESIDENT AND CORPORATE SECRETARY

[Signature Page to Services Agreement]

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Schedule I

Company Trademarks

1.CONTRAVE

2.OREXIGEN THERAPEUTICS

3.All Trademarks (as such term is defined in the Asset Purchase Agreement dated as of April 23, 2018 between Orexigen Therapeutics, Inc. and the Company (the “APA”)) in the Territory set forth on Schedule 2.1(d) of the APA

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Schedule II

List of Corporate Services

Pernix will provide senior management oversight for all of key functions of the Company.  Pernix will provide services to support most corporate functions, as requested specifically by the Company Board, as approved in the Company’s Business Plan and Budget; and as otherwise mutually agreed in writing.  The scope of oversight, services and support to be provided by Pernix shall include, but not be limited to, the following corporate functions:

oSales

oMarketing

oSales Operations

oSales Training

oTrade Relations

oGovernment Affairs and Contracting

oManaged Markets

oPatient Access Programming

oSupply Chain and Technical Operations

oRegulatory Affairs

oQuality Assurance

oPharmacovigilance/Drug Safety

oLegal Affairs

oCorporate Secretarial and Governance Services

oContract Management Support

oRisk Management and Insurance

oHuman Resources

oCorporate Finance and Financial Reporting

oMedical Affairs

oResearch and Development

oCompliance, Quality Control and Clinical Affairs

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Schedule III

List of Actions Requiring Company Board Approval

The following actions, whether performed by the Company or Pernix pursuant to the Services Agreement concerning the Company, its business and/or assets will require the Company Board's prior approval unless the Company Board, to the extent permitted by Applicable Law, the governance documents of the Company and the Stockholders Agreement, has to the extent permitted by Applicable Law, the governance documents of the Company and the Stockholders Agreement, delegated by an expressed written resolution of the Company Board, such authority to the Company CEO or other Company Officers:

•Actions which require the approval of the Company Board under Delaware General Corporation Law.

•Actions which require the approval of the Company Board under the Services Agreement.

•Actions which require the approval of the Company Board under the Certificate of Incorporation and the Bylaws of the Company.

•Adoption of each annual Business Plan and Budget of the Company.

•Unbudgeted operating expenditures exceeding the budgeted amount(s) in the then current Business Plan and Budget approved by the Company Board by $1 million individually or in the aggregate.

•Unbudgeted capital expenditures exceeding the budgeted amount(s) in the then current Business Plan and Budget approved the Company Board by $1 million, individually or in the aggregate.

•Other than operating and capital expenditures, material strategic or operational deviations from the then current Business Plan and Budget approved by the Company Board.

•Any sale, license, transfer, or other disposition of any asset of the Company with a value in excess of $1 million or a sale, license, transfer or other disposition of the Company’s Intellectual Property Rights, other than inventory in the ordinary course of business.

•Other than trade payables of the Company as incurred in the ordinary course of business consistent with the then current Business Plan and Budget approved by the Company Board, any unbudgeted  indebtedness in excess of $1 million, or guaranteeing any indebtedness in excess of $1 million, or granting any material lien or security interest in respect of any such indebtedness.

•Other than trade payables as incurred in the ordinary course of business consistent with the then current Business Plan and Budget approved by the Company Board,, any intercompany indebtedness between the Company and/or one or more of its Subsidiaries.

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•The Board should receive prior notice of and the right to approve or disallow the following actions related to Intellectual Property Rights:

oMaterial deviation from the prosecution plan and budget included in the then current Business Plan and Budget approved by the Company Board.

oAbandoning or ceasing the prosecution or maintenance of any of the Company's material rights in any material Patents, Trademarks or other Intellectual Property Rights (including failure to file a continuing patent application after allowance of any patent application).

oCommencing or settling any administrative proceeding, including threat of action, concerning the Company's rights in material Patents, Trademarks or other Intellectual Property Rights.

oIssuance of any legal opinion concerning Company's rights in material Patents, Trademarks or other Intellectual Property Rights or the Company's business or products.

oCommencing or settling any claim or action, including threat of claim or action, alleging infringement, misappropriation or similar claim of the Company's material Intellectual Property Rights.

oSettling any material claim or action, including threat of claim or action, alleging infringement, misappropriation or similar claim of a third party's Intellectual Property Rights.

•Developing, manufacturing or commercializing any product other than the brand product sold under the Trademark  Contrave or Mysimba and approved under NDA #200063, (including any generic product),or the granting of a license or authorization to do the foregoing to a third party.

•Entering into, materially amending, terminating or not renewing any material agreements that: (i) grants any party the right to develop, manufacture, market or sell the Company's product(s), (ii) licenses or secures rights in any Intellectual Property Rights integral to such products (other than ordinary course non-exclusive licenses for commercially available, off-the-shelf software granted by third parties to the Company in the ordinary course of business), (iii) contains any non-competition or non-solicitation covenants that are not considered customary and within the scope of conduct deemed to be in the ordinary course of business, (iv) involve a governmental entity and are not considered within the scope of conduct deemed to be in the ordinary course of business, (iv) which cannot be terminated within 120 days without resulting in a cost or penalty of $50,000 or more, or (iv) which the Company will be committed to spend or is expected to receive, in the aggregate, more than $1 million annually.

•The following actions related to the regulatory matters:

oMaterial deviation from the regulatory plan and budget included in the then current Business Plan and Budget approved by the Company Board.

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oSponsoring, commencing or authorizing any clinical studies for the Company’s products that are not included in the Company’s Business Plan and Budget.

oThe filing of material regulatory submissions, material amendments and/or supplements, as well as termination and non-renewal notifications, with respect to the Company's products.

•Review and approval of the Company’s annual risk management and insurance program and subsequent review and approval of any material modifications to any existing and previously Board approved insurance coverage (except for the planned renewal of existing policies on terms not materially different from those in effect).

•Commencing or settling any material lawsuit, litigation or other legal proceeding with an actual or estimated monetary value in excess of $500,000 or that does not expressly and unconditionally release the Company or which restricts the Company's business in any material respect.

•Hiring, terminating, or changing the compensation of any of the Company's employees with titles of Senior Vice President or above or creating any new benefits for employees not contemplated in the then current Business Plan and Budget approved by the Company Board.

•Creating any non wholly-owned subsidiary of the Company or joint venture or similar arrangements, or acquiring any debt securities, equity securities, or any other ownership or similar interest (or any right or option to acquire any such interest) in any other person.

•Subject to the Stockholders Agreement, issuing, selling or otherwise transferring any debt securities, equity securities, or any other ownership or similar interest (or any right or option to acquire any such interest) in the Company.

•Entering into any agreement or arrangement to share with a third party profits, losses, revenues, costs or liabilities of the Company.

•Changing the principal business of the Company, entering new lines of business, or exiting the current line of business.

•Engaging the Company's outside auditors.

•Subject to Section 2.12(b), approving the Company’s consolidated financial statements.

•Making any material change to any accounting or tax policies of the Company.

•Filing a voluntary petition in bankruptcy or similar proceeding, or consenting to the appointment of a receiver for the Company.

•Issuing any press release or public statement on behalf of the Company or with respect to its products relative to a material development, other than in the ordinary course. .

References to the “Company” and to “Pernix” shall include the respective Affiliates of each.

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